EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Exelixis, Inc. 2000 Equity Incentive Plan, the Exelixis, Inc. 2000 Non-Employee Directors’ Stock Option Plan and the Amended and Restated Exelixis, Inc. 401(k) Plan of our reports dated March 4, 2009, with respect to the consolidated financial statements of Exelixis, Inc. included in its Annual Report (Form 10-K) for the year ended January 2, 2009, and the effectiveness of internal control over financial reporting of Exelixis, Inc filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 4, 2009